Exhibit 3.1.3

RESTATED CERTIFICATE OF INCORPORATION

OF

ATTENTION FUNDING CORPORATION

The present name of the Corporation is Attention Funding Corporation. The Corporation was incorporated under the name “Attention Funding Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 18, 2003. The Corporation filed a Corrected Certificate of Incorporation with the Secretary of State of the State of Delaware on November 19, 2003. The Corporation has not received any payment for any of its capital stock. This Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Attention Funding Corporation.

ARTICLE II

REGISTERED OFFICE, REGISTERED AGENT

The street address of the initial registered office of the Corporation is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808 and the name of its registered agent at that address is Corporate Service Company.

ARTICLE III

PURPOSES

The Corporation is formed for the sole purpose of engaging in the following activities:

A. to purchase or otherwise acquire from Attention, LLC, a Georgia limited liability company (“Attention”), certain portfolios of retail credit card accounts or other accounts payable or payment intangibles with respect to which there is a consumer receivable (including VISA/MasterCard receivables, private label credit card receivables, consumer loans and lines of credit), telecom receivable or commercial receivable which has been written off by the original creditor or subsequent purchaser, together with all related cash and non-cash proceeds and products thereof (“Portfolios”), and to hold, sell, transfer or pledge or otherwise exercise ownership rights with respect to Portfolios.

B. to sell Portfolios to Attention Funding Trust (the “Trust”);

C. to execute, deliver and perform its obligations under (i) the Facility Financing and Security Agreement (“Financing Agreement”) to be entered into among Arrow Funding, LLC, a Delaware LLC, Attention, LLC, the Corporation, the Trust and Arrow Financial Services, LLC, a Delaware LLC, as such agreement may be amended from time to time; (ii) the Trust Agreement between the Corporation and Wilmington Trust Company, as the initial Owner Trustee, as such agreement may be amended from time to time; (iii) one or more Attention Sale Agreements between the Corporation, as seller, and the Trust, as purchaser; and (iv) one or more Intercompany Sale Agreements between the Corporation, as purchaser, and Attention, as seller (together with all other documents contemplated by any of them, the “Transaction Documents”);

D. to take such actions and exercise such powers as are necessary to permit the Trust to achieve its limited purposes; and

E. to engage in any lawful act or activity that may be taken by corporations organized under the General Corporation Law of the State of Delaware that is necessary or desirable for the accomplishment of the above mentioned purposes and not specifically prohibited herein.

ARTICLE IV

AUTHORIZED SHARES

The aggregate number of shares which the Corporation may issue is 1,000 shares of Common Stock, $.01 par value per share.

ARTICLE V

CUMULATIVE VOTING

Stockholders of the Corporation are entitled to cumulate their votes for directors, and are entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares which they are entitled to vote. Elections of directors need not be by ballot.

ARTICLE VI

PREEMPTIVE RIGHTS

Each stockholder of the Corporation is granted the preemptive right to subscribe to any additional issues of stock of the Corporation, or for any securities of the Corporation convertible into stock.

ARTICLE VII

COVENANTS REGARDING OPERATION

A. So long as any of the Secured Notes (as defined in the Financing Agreement) are outstanding:

i. The Corporation shall not direct or participate in the management of any other person’s operations, including those of Attention.

ii. The Corporation shall conduct its business from an office separate from that of Attention or any other person (but which may be located in the same facility as Attention). The Corporation shall have stationery and other business forms separate from that of Attention.

iii. The Corporation shall at all times be adequately capitalized in light of its contemplated business.

iv. The Corporation shall at all times provide for its own operating expenses and liability from its own funds except that common overhead expenses may be shared by the Corporation and Attention or any other person on a basis reasonably related to use.

v. The funds and other assets of the Corporation shall not be commingled with those of Attention or any affiliate.

vi. The Corporation shall maintain its assets and transactions separately from those of Attention, and any other person and reflect such assets and transactions in financial statements separate and distinct from those of Attention any other person and evidence such assets and transactions by appropriate entries in books and records separate and distinct from those of Attention and any other person.

vii. The Corporation shall hold itself out to the public under the Corporation’s own name as a legal entity separate and distinct from Attention.

viii. The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned and shall correct any known misunderstandings regarding its separate identity.

ix. The Corporation shall not hold itself out as having agreed to pay, or as being liable, primarily or secondarily, for, any obligations of Attention or any other person.

x. The Corporation shall not maintain any joint account with Attention or any other person or become liable as a guarantor or otherwise with respect to any debt or contractual obligation of Attention or any other person.

xi. The Corporation shall not make any payment or distribution of assets with respect to any obligation of Attention or any other person or grant a lien on any of its assets to secure any obligation of Attention or any other person, other than as specified in the Transaction Documents.

xii. The Corporation shall not make loans, advances or otherwise extend credit to Attention or any other person other than as expressly contemplated by the Transaction Documents.

xiii. The Corporation shall observe all formalities required of a Delaware Corporation.

xiv. The board of directors of the Corporation shall hold appropriate meetings to authorize all of its corporate actions.

xv. The Corporation shall not engage in any transaction with Attention or any of its affiliates, except as permitted by the Transaction Documents.

xvi. The Corporation shall prepare its financial statement separately from those of Attention and any other person and shall insure that any consolidated financial statements of Attention do not treat any of the Portfolios as assets of Attention.

xvii. The Corporation shall not, without the unanimous affirmative vote or consent of all of the members of the Board of Directors, (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent, (ii) consent to the institution of bankruptcy or insolvency proceedings against the Corporation, (iii) file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, (iv) consent to the appointment of a receiver, trustee, liquidator, sequestrator or assignee or other similar official for the Corporation or a substantial part of its property, (v) make a general assignment for the benefit of creditors, (vi) admit in writing to inability of the Corporation to pay its debts generally as they become due, (vii) merge or consolidate with any other entity, or otherwise acquire substantially all of the assets of any other entity, or (viii) take any corporate action in furtherance of the actions set forth in clauses (i) through (vii) of this paragraph.

B. The books of the Corporation may be kept inside or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

C. The Board of Directors of the Corporation shall hold appropriate meetings (in person or by telephone) or act by unanimous written consent to authorize all of its corporate actions. Regular meetings of the Board of Directors shall be held not less frequently than one time per annum.

D. To the extent required by law, meetings of the stockholders of the Corporation shall be held not less frequently than one time per annum.

ARTICLE VIII

LIMITATION ON DIRECTOR LIABILITY

No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as Director; provided, however, that this limitation of liability of a Director shall not apply with respect to (i) any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability arising under Section 174 of the General Corporation Law of the State of Delaware and (iv) any transaction from which the Director derives an improper personal benefit.

ARTICLE IX

BOARD OF DIRECTORS

(a) The number of directors constituting the initial Board of Directors is 3. The number of directors may be changed as provided in the Bylaws. The names and addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are as follows:

NAME	ADDRESS
James F. Richards	Building 300, Suite 300 5300 Oakbrook Parkway Norcross, GA 30093

Nancee R. Berger	11808 Miracle Hills Drive Omaha, NE 68154

Paul M. Mendlik	11808 Miracle Hills Drive Omaha, NE 68154

(b) As long as any of the Secured Notes are outstanding, the Corporation shall have at least two Independent Directors. An Independent Director shall be any person who (i) is not and has never been (A) a direct, indirect or beneficial stockholder, officer, director, partner, employee, affiliate, associate, current or former creditor, material customer or material supplier of the Corporation, the Trust, Attention, or any subsidiaries or affiliates thereof, or (B) a member of the immediate family of any person described above, and (ii) does not directly or indirectly own any class of voting stock, membership interest or other capital interest of or in the Corporation, the Trust, Attention or any of their affiliates. The provisions of this Article IX(b), and all references herein to the Independent Directors, shall become effective only upon the closing under the Transaction Documents.

(c) If an Independent Director resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the Board of Directors shall be taken until a successor Independent Director is elected and qualified and approves such action. In the event of the death, incapacity, or resignation of an Independent Director, or a vacancy for any other reason, a successor Independent Director shall be appointed by the remaining directors.

(d) To the fullest extent permitted by law, no Independent Director shall owe a fiduciary duty or other obligation to the initial stockholder(s) nor to any successor stockholders, and every stockholder, including the initial stockholder(s) and each successor stockholder, shall be deemed to have consented to the foregoing by virtue of such stockholder’s purchase of shares of capital stock of the Corporation, no further act or deed of any stockholder being required to evidence such consent. Instead, each such Independent Director, to the fullest extent permitted by law, in voting on matters subject to the approval of the Board of Directors, shall at all times take into account the interests of creditors of the Corporation in addition to the interests of the Corporation. To the fullest extent permitted by law, no Independent Director may be removed unless a successor Independent Director is appointed.

ARTICLE X

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized and empowered to make, alter or repeal the Bylaws of the Corporation; provided, however, that so long as any of the Secured Notes are outstanding, any action that will affect the Corporation’s status as a special-purpose, bankruptcy remote entity may be taken only with the written consent of the Lender, not to be unreasonably withheld and the unanimous approval of the entire Board of Directors, without vacancies, including all the Independent Directors.

ARTICLE XI

INDEMNIFICATION

The Corporation shall indemnify each director and each officer of the Corporation as set forth in the Corporation’s Bylaws. The indemnity provided for by this Article XI and the Corporation’s Bylaws shall not be deemed to be exclusive of any other rights to which those indemnified may be otherwise entitled.

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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed this 18th day of December, 2003.

/S/ JAMES F. RICHARDS
Name: James F. Richards
Title: President, Treasurer